EXHIBIT "A"

                     AMENDMENT TO ARTICLES OF INCORPORATION

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                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                         RAVEN MOON INTERNATIONAL, INC.

     RAVEN MOON INTERNATIONAL, INC., a Florida corporation (the "Corporation"), hereby amends its Articles of Incorporation as follows:

     1. Article I of the Articles of Incorporation of the Corporation is hereby deleted in its entirety and amended to read as follows:

                                    ARTICLE I
                       Corporate Name and Principal Office
                       -----------------------------------

                The name of this corporation is Raven Moon
        Entertainment, Inc. and its principal office and mailing address is 120 International Parkway, Suite 220, Heathrow, Florida 32746.

     2. Item 1(b) Article IV of the Articles of Incorporation of the Corporation is hereby deleted in its entirety and amended to read as follows:

                (b) Preferred Stock. The aggregate number of shares of Preferred Stock that the Corporation shall have authority to issue is 800,000,000 shares with a par value of $.0001 per share.

     3. Item 3 of Article IV of the Articles of Incorporation of the Corporation is hereby deleted in its entirety and amended to read as follows:

                3. Stock Splits.

                (a) Forward Common Stock Split. Effective on January 1, 2001 (the "Effective Date"), all shares of Common Stock of the Corporation outstanding as of the Effective Date automatically shall be subdivided at the rate of ten-for-one (the "Forward Split") without the necessity of any further action on the part of the holders thereof or the Corporation, provided, however, that the Corporation shall, through its transfer agent, exchange certificates representing Common Stock outstanding immediately prior to the Effective Date of the Forward Split (the "Existing Common") into new certificates representing the appropriate number of shares of Common Stock resulting from the subdivision ("New Common").


        The par value of the Common Stock shall remain as otherwise provided in ARTICLE IV of the Articles of Incorporation and shall not be modified as a result of the Forward Split. From and after the Effective Date, the term "New Common" as used in this ARTICLE IV shall mean Common Stock as provided in the Articles of Incorporation.

                (b) Reverse Common Stock Split. Effective on September 1, 2001 (the "Effective Date"), each share of Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as,

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        and changed into, one hundred twenty-fifth (1/125) ("Reverse
        Split") of a share of Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests, as described below. Such reclassification and change of Old Common Stock into New Common Stock shall not change the par value per share of the shares reclassified and changed, which par value shall remain $.0001 per share.

        Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of whole shares of New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued as a result of the Reverse Split, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. Each fractional share resulting from the Reverse Split shall be rounded up to the nearest whole share; provided, however, that if more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the transfer agent becomes aware that a holder of Old Certificates has not tendered all the holder's certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law."

     4. The foregoing Amendments were unanimously adopted on July 26, 2001, by the duly authorized directors of the Corporation and by the shareholders holding a majority of the issued and outstanding voting capital stock of the Corporation, which vote was sufficient for approval of the Amendments. Except as amended hereby, the rest and remainder of the Corporation's Articles of Incorporation shall be and remain in full force and effect.

     5. These Amendments shall become effective as of September 1, 2001.

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     Dated this 26th day of July 2001.

                                           RAVEN MOON INTERNATIONAL, INC.



                                           By:  /s/  Joey DiFrancesco
                                              --------------------------------
                                                     Joey DiFrancesco, President


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